Exhibit 10.8
Consulting Agreement

This CONSULTING AGREEMENT ("Agreement") is made and entered into as of the 1st day of January, 2009 (the “Effective Date”) by and between Merge Healthcare Incorporated, a Delaware corporation ("Merge Healthcare"), and Merrick RIS LLC ("Merrick RIS").  Hereinafter, either party may be referred to individually as a “Party” or, collectively, as the “Parties.”

WHEREAS, Merrick RIS has a significant investment in Merge Healthcare and is interested in providing certain management consulting, advice and technical services to Merge Healthcare in regards to Merge Healthcare’s business; and

WHEREAS, Merge Healthcare desires to procure certain management consulting, expertise and technical services from Merrick RIS pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual benefits and promises contained herein, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows.

1.
Engagement.  Merge Healthcare hereby engages Merrick RIS as an independent consultant to provide management expertise and technical services and Merrick RIS hereby accepts such engagement.  Merrick RIS shall provide services that include but are not limited to investment relations, strategic planning, turn around management and various business relationship introductions.  The services provided hereunder are provided on a non-exclusive basis and shall be undertaken by Merrick RIS at the direction of the Chief Executive Officer of Merge Healthcare.

2.
Services.  All services offered hereunder are provided on a non-exclusive basis and as needed.  In consideration for the services and in order to reserve the availability of such services, Merge Healthcare shall pay a quarterly fee to Merrick RIS as set forth herein.

3.	Term and Termination.

a.
Term.  The term of this Agreement shall be twelve consecutive months running from the Effective Date hereof and shall terminate, unless otherwise terminated as provided hereunder, at the close of business on December 31, 2009.  Upon expiration of the initial term of this Agreement, the Parties may extend the Agreement upon such written terms as the Parties may mutually agree.

b.	Voluntary Termination. Either Party may voluntarily terminate this Agreement upon ninety (90) days advance notice to the other Party.

c.
Involuntary Termination.  This Agreement shall terminate immediately in the event of one Party giving written notice to the other Party of  breach of this Agreement and provided that the breaching Party in breach has had thirty (30) days following the date of such notice to cure and has failed to cure such breach as the Party giving notice reasonably determines.

4.
Fees.  Merge Healthcare shall pay a flat rate fee to Merrick RIS for the services provided hereunder.  Such fee shall be in the amount of USD $100,000 for each ninety (90) day period of services.  During the term of this Agreement, such fee is due and payable in advance on the Effective Date, April 1st, July 1st and October 1st of 2009.  Merge Healthcare agrees to reimburse Merrick RIS for the actual and reasonable business expenses incurred by Merrick RIS in connection with the performance of services on behalf of Merge Healthcare as required hereunder.  Such expenses shall be invoiced to Merge Healthcare on a monthly basis and shall be payable no later than the 15th day after receipt of such invoice.  Merrick RIS acknowledges and agrees that the reimbursement of any third party legal, financial or other professional fees and any material expenses incurred shall be subject to prior authorization of an appropriate officer of Merge Healthcare.  Merge Healthcare acknowledges and agrees that it has an obligation to ensure that its resources will be available to provide assistance to Merrick RIS with respect to the services provided hereunder.  The Parties further agree that Merge Healthcare may consider a discretionary performance fee which amount shall be at the sole option, control and discretion of Merge Healthcare management and with the approval of the Merge Healthcare Board of Directors.

5.
Confidential Information.  Due to the nature of the work performed hereunder, any information belonging to Merge Healthcare with which Merrick RIS may or has become familiar will be treated as confidential and may not be disclosed to third parties without the written consent of  Merge Healthcare, whether or not this Agreement is in effect. Merrick RIS agrees that it and all of it’s associates, representatives, employees, assignees or successors in interest, shall keep in strictest confidence all information relating to the products, methods of manufacture, marketing and sales plans, financial information, customer and supplier information, pricing information, trade secrets or secret processes (except information in the public domain) or the business or affairs of Merge Healthcare which may be acquired in connection with or as a result of this Agreement (the “Confidential Information”).  Without limiting the foregoing, any information, ideas, plans, designs, processes, material compositions, specifications, production techniques, procedures, equipment, marketing plans, proposals, financial information and customer information relating to the Company’s business or products which may be acquired by Merrick RIS in connection with or as a result of this Agreement shall be deemed “Confidential Information.”  During the term of this Agreement and at any time thereafter, without the prior written consent of Merge Healthcare, Merrick RIS will not publish, communicate, divulge, disclose or use any of such Confidential Information or any other information which has been designated as secret, confidential, proprietary and/or a trade secret, or which from the surrounding circumstances in good conscience ought to be treated as secret or confidential.  Upon termination of this Agreement, Merrick RIS will return to the Merge Healthcare all documents, graphic materials, designs, plans or other information furnished to Merrick RIS by Merge Healthcare prior to or during the term of this Agreement.  Merrick RIS’s obligations under this Section 5 shall survive termination of this Agreement.

6.
Third Party Information.  Merrick RIS agrees and understands that the Merge Healthcare does not desire to receive the proprietary rights or trade secrets of third parties if not so authorized, and Merrick RIS agrees not to disclose any such proprietary rights or trade secrets to Merge Healthcare during the term of this Agreement.  In addition, Merrick RIS acknowledges that the Merge Healthcare has received and will in the future receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Merge Healthcare’s part to maintain the confidentiality of such information and use it only for certain limited purposes.  Merrick RIS agrees to hold Third Party Information in confidence and not to disclose to anyone (other than Merrick RIS personnel who need to know such information in connection with their work performed hereunder) or to use, except in connection with Merrick RIS’s work for Merge Healthcare, Third Party Information unless expressly authorized in writing by an officer of the Company.

7.
No Conflicting Obligations.  Merrick RIS represents and warrants that it is not bound by or subject to any contractual or other obligation that would be violated its execution or performance of this Agreement.

8.
Non-Interference With Business.  The Parties agree that neither Party shall solicit or induce any employee, independent contractor or customer of the other Party to terminate or breach an employment, contractual or other relationship during the term of this Agreement and for a period of one (1) year immediately following termination of this Agreement.

9.
Indemnification.  Each Party shall indemnify, defend and hold harmless the other Party from and against all claims and actions, and all expenses incidental to such claims or actions, based upon or arising out of damage to property or injuries to persons or other tortuous acts caused or contributed to by the indemnifying Party or anyone acting under such Party’s direction or control or in such Party’s behalf in the course of its performance under this Agreement, provided such indemnification and hold harmless agreement shall not be applicable to any liability based on the sole negligence of the indemnified Party.

10.
Independent Contractor.  It is expressly understood and agreed that the relationship of Merrick RIS to Merge Healthcare, as relates to the performance duties under this Agreement, shall be that of an independent contractor and not of a partner, agent or employee.  During the term of this Agreement and while performing its obligations hereunder, Merrick RIS shall not be, in any way, a legal representative or agent of Merge Healthcare, and shall not have the right or authority to assume or create any obligation or make any representations of any kind, express or implied, on behalf of Merge Healthcare or to bind Merge Healthcare in any respect whatsoever.

11.
Entire Agreement.  Any notices required or permitted under this Agreement shall be in writing and signed by or on behalf of the party giving the notice, and may be delivered personally or by certified mail.  If mailed, such notice shall be addressed to the principal office or residence of the addressee as stated herein or as otherwise designated in writing by the addressee.  Such notice shall be effective when delivered personally or, if mailed, upon receipt.

12.
Notice.  Any notices required or permitted under this Agreement shall be in writing and signed by or on behalf of the Party giving the notice, and may be delivered personally or by certified mail.  If mailed, such notice shall be addressed to the principal office as set forth below.  Such notice shall be effective when delivered personally or, if mailed, upon receipt.

Notice to Merge Healthcare:      Chief Executive Officer
Merge Healthcare Incorporated
6737 W. Washington Street
Milwaukee, Wisconsin  53214
With a copy to:  General Counsel, at the same address

Notice to Merrick RIS LLC:        Chairman
Merrick RIS LLC
233 North Michigan, Suite 2330
Chicago, Illinois  60601

13.	Non-Assign ability. This Agreement shall not be assignable by either Party, in whole or in part, without the prior written consent of the other Party.

14.	Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the United States and the State of Wisconsin, exclusive of its conflicts of laws provisions.

15.
Severability; Survival; Waiver.  The provisions of this Agreement are several, and in the event that any provision or portion of this Agreement is declared illegal or unenforceable, the remainder of the Agreement shall be effective and binding on the parties.  The rights and obligations pursuant to Section 5 shall survive and continue after any expiration or termination of this Agreement.  No waiver of any breach of any of the covenants, agreements or provisions herein contained shall be construed as a waiver of any subsequent breach of the same or any other covenant or provision.

16.
Entire Agreement; Modification in Writing.  This Agreement contains the entire and only agreement between the Parties hereto, and supersedes any and all prior agreements, arrangements, communications or representations whether oral or written.  This Agreement may not be amended, altered, modified or changed except by written instrument signed by duly authorized representatives of each Party.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date and year first above written.

MERGE HEALTHCARE INCORPORATED		MERRICK RIS LLC

By:	/s/ Justin C. Dearborn	By:	/s/ Jeffrey Bennett

Its:	Chief Executive Officer	Its:	Managing Director

Date:	December 30, 2008	Date:	December 30, 2008